Rhinebeck Bancorp, Inc. Reports Results for the Three and Six Months Ended June 30, 2023

News provided by

Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, July 27, 2023 /PRNewswire/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended June 30, 2023 of $1.4 million ($0.13 per basic and diluted share), which was $598,000, or 29.5%, less than the comparable prior year period. Net income for the six months ended June 30, 2023 of $2.2 million ($0.21 per basic and $0.20 per diluted share), was $1.9 million, or 45.4%, less than the same period last year.

The decrease in net income was primarily due to a decrease in net interest income accompanied by a reduction in non-interest income. The Company’s return on average assets and return on average equity were 0.43% and 5.17% for the second quarter of 2023, respectively, as compared to 0.63% and 7.06% for the second quarter of 2022, respectively. The Company’s return on average assets and return on average equity were 0.34% and 4.08% for the first six months of 2023, respectively, as compared to 0.64% and 6.86% for the first six months of 2022, respectively.

President and Chief Executive Officer Michael J. Quinn said, “While our second quarter 2023 results of net income of $1.4 million and a return on average assets of 0.43% compare negatively to our second quarter 2022 results,  they are an  enhancement compared to the first quarter of 2023, with results showing improvement in net income, return on average assets, and return on average equity as we progress in the year. We continue to focus on improving results through the beneficial pricing of assets and liabilities, as well as reducing operational costs. Additionally, our loan portfolios continue to perform at satisfactory levels.”

Income Statement Analysis

Net interest income decreased $1.6 million, or 14.4%, to $9.3 million for the three months ended June 30, 2023, from $10.9 million for the three months ended June 30, 2022. Year to date net interest income decreased $1.8 million, or 8.7%, to $19.2 million compared to $21.0 million for the prior year six-month period. The decreases on both a quarterly and year-to-date basis were primarily due to higher costs for deposits and borrowings and higher average balances of interest-bearing liabilities, partially offset by higher interest-earning asset balances and higher yields on those interest earning assets. The increased yields on interest-earning assets and the increased costs on our interest-bearing liabilities were mostly due to the rising interest rate environment over the past year.

For the three months ended June 30, 2023, the average balance of interest-bearing liabilities increased by $101.2 million, or 12.0%, and the cost of interest-bearing liabilities increased by 198 basis points to 2.40%.  The average balance of interest-earning assets grew by $54.7 million, or 4.6%, to $1.26 billion and the average yields improved by 85 basis points to 4.77%, when compared to the three months ended June 30, 2022.

For the six months ended June 30, 2023, the average balance of interest-bearing liabilities increased by $95.7 million, or 11.5%, and the cost of interest-bearing liabilities increased by 183 basis points to 2.25%.  The average balance of interest-earning assets grew by $51.3 million, or 4.3%, to $1.25 billion and the average yields improved by 94 basis points to 4.76%, when compared to the six months ended June 30, 2022.

The provision for credit losses on loans decreased by $798,000, from an expense of $346,000 for the quarter ended June 30, 2022 to a credit of $452,000 for the current quarter. The decrease to the provision for the three months ended June 30, 2023 was primarily attributable to a decrease in loan balances, primarily indirect automobile loans, and a $710,000 loss on a commercial loan that was reserved for in the first quarter and written off in the second quarter.

Net charge-offs increased $745,000 from net recoveries of $123,000 for the second quarter of 2022 to net charge-offs of $622,000 for the second quarter of 2023. The increase was primarily due to a $710,000 charge-off of one commercial loan in the second quarter of 2023. Year-to-date, net charge-offs increased $1.1 million from net recoveries of $43,000 for the first six months of 2022 to net charge-offs of $1.0 million for the first six months of 2023. The increase was primarily due to the aforementioned commercial loan charge-off and increased charge-offs in indirect automobile loans of $354,000. The percentage of overdue account balances to total loans decreased to 1.76% as of June 30, 2023 from 2.29% as of December 31, 2022, while non-performing assets increased $73,000, or 1.7%, to $4.5 million at June 30, 2023.

Non-interest income totaled $1.4 million for the three months ended June 30, 2023, a decrease of $145,000, or 9.6%, from the comparable period in the prior year, due primarily to a decrease in the net gain on sales of mortgage loans of $241,000 as activity decreased due to fewer originations in the increasing interest rate environment and a strategic decision to hold new production in our portfolio instead of selling these loans.  The decrease was also due to a decrease in investment advisory income of $129,000, primarily the result of a challenging investment market and economic conditions. These decreases were partially offset by $162,000 as the prior year period included a net realized loss on the sale of securities.

Year-to-date non-interest income totaled $2.7 million for the six months ended June 30, 2023, a decrease of $480,000, or 14.9%, from the comparable period in the prior year, due primarily to a decrease in the net gain on sales of mortgage loans as activity decreased due to fewer originations in the increasing interest rate environment and a strategic decision to hold new production in our portfolio instead of selling these loans. Gain on sales of mortgage loans decreased $631,000, or 91.1%, compared to the prior year period as we sold $2.6 million of residential mortgage loans in the first half of 2023 as compared to $18.1 million in the first half of 2022. Investment advisory income decreased $160,000, or 22.8%, primarily the result of a challenging investment market and economic conditions. These decreases were partially offset by the prior year period net realized loss on the sale of securities of $162,000.

For the second quarter of 2023, non-interest expense totaled $9.3 million, a decrease of $196,000, or 2.1%, over the comparable 2022 period. The decrease was primarily due to a decrease in salaries and benefits of $565,000, or 10.2%, as the number of employees decreased. Occupancy decreased $112,000, or 9.3%, due to a branch closure at the end of 2022. Marketing fees also decreased by $58,000. These decreases were partially offset by the increase in other non-interest expense of $195,000, or 13.8%, as well as an increase in FDIC deposit insurance assessments of $160,000, or 82.5%.

For the first six months of 2023, non-interest expense totaled $18.5 million, a decrease of $98,000, or 0.5%, over the comparable 2022 period. The decrease was primarily due to a decrease in salaries and benefits of $844,000 as the number of employees decreased when the Company made the difficult decision to layoff approximately 5% of its workforce in the first quarter of 2023. Occupancy decreased $131,000 due to the closure of our Monroe branch at the end of 2022. Marketing fees also decreased by $71,000. These decreases were partially offset due to the growth in other non-interest expense of $549,000, or 20.4%, primarily due to a decrease in deferred loan commitments and inflationary pressures on our service contracts, as well as an increases in FDIC deposit insurance assessments of $260,000, or 69.1%, and an increase in professional fees of $71,000.

Balance Sheet Analysis

Total assets increased $1.2 million, or 0.09%, to $1.337 billion at June 30, 2023 from $1.336 billion at December 31, 2022. Cash and cash equivalents increased $22.6 million, or 71.9%, primarily due to an increase in deposits held at the Federal Home Loan Bank of New York. Federal Home Loan Bank stock increased $2.3 million and other assets increased by $1.4 million. These increases were partially offset by a decrease in available for sale securities of $16.8 million, or 7.5%, due to principal payments and maturities, a decrease in net loans of $7.3 million, or 0.7%, and a decrease in accrued interest receivable of $1.2 million, or 29.0%.

While net loans decreased $7.3 million, or 0.7%, commercial real estate loans increased $34.8 million, or 9.4%, while indirect automobile loans decreased $39.3 million, or 8.6%. The increase in commercial real estate was primarily due to the closing of two large loans, secured by an auto dealership and a retail shopping center. The decrease in our indirect automobile portfolio was due to a strategic decision to reduce loan growth and decrease that loan portfolio as a percentage of our balance sheet.

Past due loans decreased $5.3 million, or 23.5%, between December 31, 2022 and June 30, 2023, finishing at $17.4 million, or 1.76%, of total loans, down from $22.7 million, or 2.29%, of total loans at year-end 2022. Our allowance for credit losses was 0.81% of total loans and 177.96% of non-performing loans at June 30, 2023 as compared to 0.80% of total loans and 179.54% of non-performing loans at December 31, 2022.

Total liabilities increased $1.8 million, or 0.2%, to $1.230 billion at June 30, 2023 from $1.228 billion at December 31, 2022 as borrowings increased to fund deposit outflows. Advances from the Federal Home Loan Bank increased $48.7 million, or 84.4%, while deposits decreased $52.5 million, or 4.6%. Interest bearing deposits decreased $25.2 million, or 3.0%, while non-interest bearing deposits decreased $27.3 million, or 9.6%, as some depositors withdrew funds in reaction to the highly publicized bank failures in the first quarter of 2023 and as competition for deposits increased. At June 30, 2023, uninsured deposits represented approximately 29% of the Bank’s total deposits.

Stockholders' equity decreased $669,000, or 0.6%, to $107.5 million at June 30, 2023, primarily due to the repurchase of 200,000 shares of the Company’s stock, totaling $1.4 million, a $1.3 million increase in accumulated other comprehensive loss primarily reflecting valuation changes in our available-for-sale securities portfolio due to current financial market conditions, and a reduction in retained earnings of $633,000 due to the adoption of the  current expected credit loss standard on January 1, 2023. These decreases were partially offset by our net income for first six months of the year of $2.2 million. The Company's ratio of average equity to average assets was 8.23% for the six months ended June 30, 2023 and 8.91% for the year ended December 31, 2022.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its fifteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, general economic conditions or conditions within the securities markets, potential recessionary conditions, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio, changes in asset quality, loan sale volumes, charge-offs and loan loss provisions, changes in demand for our products and services, legislative, accounting, tax and regulatory changes, including changes in the monetary and fiscal policies of the Board of Governors of the Federal Reserve System, political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, natural disasters, such as earthquakes, drought, pandemic diseases, extreme weather events, or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company’s summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Interest and Dividend Income
Interest and fees on loans	$13,313	$10,727	$26,708	$20,808
Interest and dividends on securities	1,228	968	2,246	1,842
Other income	398	44	587	63
Total interest and dividend income	14,939	11,739	29,541	22,713
Interest Expense
Interest expense on deposits	4,264	766	8,234	1,511
Interest expense on borrowings	1,375	106	2,143	221
Total interest expense	5,639	872	10,377	1,732
Net interest income	9,300	10,867	19,164	20,981
Provision for (reversal of) credit losses	(452)	346	562	567
Net interest income after provision for (reversal of) credit losses	9,752	10,521	18,602	20,414
Non-interest Income
Service charges on deposit accounts	718	706	1,426	1,412
Net realized loss on sales and calls of securities	—	(162)	—	(162)
Net gain on sales of loans	52	293	62	693
Increase in cash surrender value of life insurance	164	161	324	318
Gain on disposal of premises and equipment	19	—	36	—
Investment advisory income	234	363	543	703
Other	171	142	343	250
Total non-interest income	1,358	1,503	2,734	3,214
Non-interest Expense
Salaries and employee benefits	4,952	5,517	10,192	11,036
Occupancy	1,087	1,199	2,166	2,297
Data processing	506	456	978	942
Professional fees	616	479	982	873
Marketing	143	201	247	318
FDIC deposit insurance and other insurance	354	194	636	376
Amortization of intangible assets	21	24	45	51
Other	1,610	1,415	3,246	2,697
Total non-interest expense	9,289	9,485	18,492	18,590
Income before income taxes	1,821	2,539	2,844	5,038
Provision for income taxes	390	510	615	956
Net income	$1,431	$2,029	$2,229	$4,082

Earnings per common share:
Basic	$0.13	$0.19	$0.21	$0.38
Diluted	$0.13	$0.18	$0.20	$0.37

Weighted average shares outstanding, basic	10,823,598	10,820,802	10,852,563	10,818,075
Weighted average shares outstanding, diluted	10,882,837	10,992,428	10,956,468	11,001,460

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2023	2022
Assets
Cash and due from banks	$12,322	$13,294
Federal funds sold	38,247	14,569
Interest bearing depository accounts	3,379	3,521
Total cash and cash equivalents	53,948	31,384

Available for sale securities (at fair value)	206,854	223,659
Loans receivable (net of allowance for credit losses of $8,003 and $7,943, respectively)	987,024	994,368
Federal Home Loan Bank stock	5,542	3,258
Accrued interest receivable	3,020	4,255
Cash surrender value of life insurance	30,118	29,794
Deferred tax assets (net of valuation allowance of $529 and $450, respectively)	10,746	10,131
Premises and equipment, net	18,197	18,722
Goodwill	2,235	2,235
Intangible assets, net	289	334
Other assets	19,173	17,837
Total assets	$1,337,146	$1,335,977
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$256,245	$283,563
Interest bearing	821,211	846,370
Total deposits	1,077,456	1,129,933

Mortgagors’ escrow accounts	13,464	9,732
Advances from the Federal Home Loan Bank	106,450	57,723
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	27,158	25,302
Total liabilities	1,229,683	1,227,845

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,083,897 and 11,284,565 at June 30, 2023 and December 31, 2022, respectively)	111	113
Additional paid-in capital	45,976	47,075
Unearned common stock held by the employee stock ownership plan	(3,382)	(3,491)
Retained earnings	98,220	96,624
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	(29,010)	(28,192)
Defined benefit pension plan, net of taxes	(4,452)	(3,997)
Total accumulated other comprehensive loss	(33,462)	(32,189)
Total stockholders’ equity	107,463	108,132
Total liabilities and stockholders’ equity	$1,337,146	$1,335,977

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2023	2022	2023	2022	2022

Performance Ratios (1):
Return on average assets (2)	0.43%	0.63%	0.34%	0.64%	0.54%
Return on average equity (3)	5.17%	7.06%	4.08%	6.86%	6.06%
Net interest margin (4)	2.97%	3.63%	3.09%	3.52%	3.45%
Efficiency ratio (5)	87.16%	76.68%	84.45%	76.83%	78.40%
Average interest-earning assets to average interest-bearing liabilities	133.25%	142.77%	134.65%	143.95%	142.18%
Total gross loans to total deposits	91.38%	83.06%	91.38%	83.06%	87.65%
Average equity to average assets (6)	8.24%	8.97%	8.23%	9.37%	8.91%

Asset Quality Ratios:
Allowance for credit losses on loans as a percent of total gross loans	0.81%	0.88%	0.81%	0.88%	0.80%
Allowance for credit losses on loans as a percent of non-performing loans	177.96%	178.01%	177.96%	178.01%	179.54%
Net (charge-offs) recoveries to average outstanding loans during the period	(0.06)%	0.01%	(0.10)%	0.00%	(0.11)%
Non-performing loans as a percent of total gross loans	0.46%	0.50%	0.46%	0.50%	0.45%
Non-performing assets as a percent of total assets	0.34%	0.35%	0.34%	0.35%	0.33%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)	11.67%	11.95%	11.67%	11.95%	11.55%
Total capital (to risk-weighted assets)	12.36%	12.71%	12.36%	12.71%	12.25%
Common equity Tier 1 capital (to risk-weighted assets)	11.67%	11.95%	11.67%	11.95%	11.55%
Tier 1 leverage ratio (to average total assets)	9.74%	9.80%	9.74%	9.80%	9.75%

Other Data:
Book value per common share			$ 9.70	$ 10.03	$ 9.58
Tangible book value per common share(8)			$ 9.47	$ 9.80	$ 9.35

(1)	Performance ratios for the three and six month periods ended June 30, 2023 and 2022 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets of less than $3.0 billion.
(8)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measure: “tangible book value per common share.” Management uses this non-GAAP measure because we believe that it may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes this non-GAAP measure may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. This non-GAAP measure should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

(In thousands, except per share data)	June 30,		December 31,
	2023	2022	2022
Book value per common share reconciliation
Total shareholders' equity (book value) (GAAP)	$107,463	$113,341	$108,132
Total shares outstanding	11,084	11,296	11,285
Book value per common share	$9.70	$10.03	$9.58
Total common equity
Total shareholders' equity (book value) (GAAP)	$107,463	$113,341	$108,132
Goodwill	(2,235)	(2,235)	(2,235)
Intangible assets, net	(289)	(382)	(334)
Tangible common equity (non-GAAP)	$104,939	$110,724	$105,563
Tangible book value per common share
Tangible common equity (non-GAAP)	$104,939	$110,724	$105,563
Total shares outstanding	11,084	11,296	11,285
Tangible book value per common share (non-GAAP)	$9.47	$9.80	$9.35

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com